Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Aug. 2, 2018

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Second-Quarter Financial Results
Increases Annual Guidance for 2018 Distributable Cash Flow to $1.1 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $214.4 million for second quarter 2018 compared to $210.4 million for second quarter 2017.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $266.6 million for second quarter 2018 compared to $250.4 million for second quarter 2017.
Diluted net income per limited partner unit was 94 cents in second quarter 2018 and 92 cents in second quarter 2017. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of $1.05 for second quarter 2018 was higher than the 95-cent guidance provided by management in early May primarily due to stronger-than-expected refined products pipeline shipments and earlier recognition of commodity profits than previously assumed.
“Magellan continues to generate strong financial results bolstered by increased demand for our refined products and crude oil infrastructure,” said Michael Mears, chief executive officer. “In addition to solid demand for our current services, we remain committed to developing attractive expansion projects to meet our customers’ needs while generating attractive returns for our investors for years to come.”
An analysis by segment comparing second quarter 2018 to second quarter 2017 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $191.4 million, a decrease of $23.1 million related to lower commodity profits, in part due to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Otherwise, financial results from this segment’s fee-based activities were essentially flat between periods.
Transportation and terminals revenue increased $13.2 million between periods driven by record shipments from strong demand for refined products in large part due to higher distillate demand in crude oil production regions served by the partnership. The current period also benefited from higher storage and other ancillary service fees along Magellan’s refined products pipeline system associated with increased customer activity.
Operating expenses increased $12.6 million due to higher personnel costs, more integrity spending, additional environmental accruals and higher property taxes due to a favorable adjustment that benefited the 2017 period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $23.1 million between periods due in part to the recognition of unrealized losses on open futures contracts used to economically hedge the partnership’s commodity-related activities in the current period compared to unrealized gains in second quarter 2017. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, also declined between periods due to lower butane blending volumes and higher butane costs.
Crude oil. Crude oil operating margin was $152.0 million, an increase of $46.2 million and a quarterly record for this segment. Transportation and terminals revenue increased $29.5 million primarily due to contributions from the partnership’s condensate splitter in Corpus Christi that began commercial operations in June 2017. The current period also benefited from more spot shipments on the Longhorn pipeline due to the favorable pricing differential between the Permian Basin and Houston, resulting in more volume at a higher average rate. Operating expenses were essentially unchanged between periods.
Earnings of non-controlled entities increased $17.4 million primarily due to higher earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan. The higher BridgeTex earnings were mainly attributable to new commitments that began in first quarter 2018 for recently-added pipeline capacity and more spot shipments due to the favorable pricing differential between the Permian Basin and Houston. The partnership also benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased shipments associated with a contractual step-up in committed volumes in Sept. 2017.
Marine storage. Marine storage operating margin was $28.3 million, a decrease of $3.9 million. Transportation and terminals revenue declined $3.6 million primarily due to lower utilization, resulting from the timing of maintenance work and the ongoing impact of tanks damaged by Hurricane Harvey that are still under repair. Operating expenses increased $2.3 million due to less favorable product overages (which reduce operating expenses), higher personnel costs and demolition costs incurred in connection with the expansion of the partnership’s Galena Park, Texas dock facilities.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher personnel costs resulting from an increase in employee headcount as a result of the partnership’s growth and higher incentive compensation expense due to company performance in 2018. Other (income) expense was favorable primarily due to a payment received in second quarter 2018 related to a 2016 asset transfer.
Net interest expense increased as a result of additional borrowings to finance expansion capital spending. As of June 30, 2018, the partnership had $4.7 billion of debt outstanding, including $120 million of borrowings outstanding on its commercial paper program.

Expansion capital projects
Magellan continues to identify new opportunities for future growth, such as the two projects announced earlier this week to further expand the partnership’s West Texas refined products pipeline system and to build additional tankage and another dock for expanded crude oil marine export capabilities at its Seabrook Logistics joint venture. Based on the progress of $2 billion of expansion projects already underway, the partnership expects to spend approximately $900 million in both 2018 and 2019 and $200 million in 2020 to complete its current slate of construction projects. These spending estimates also include approximately $50 million for the construction of a new 8-mile, 20-inch diameter refined products pipeline between the partnership’s Galena Park and East Houston facilities, supported by new volume commitments to markets in East Texas.
Magellan’s other large expansion projects remain on-time and on-budget, with steady progress continuing. Export capabilities recently commenced at Seabrook Logistics, supported by 2.4 million barrels of crude oil and condensate storage, an Aframax dock with up to a 45-foot draft and 300,000 barrels per day (bpd) of dock capacity and a new connection to Magellan’s Houston crude oil distribution system. This week’s announcement for an additional expansion will significantly increase the export capabilities of the Seabrook Logistics facility.
Construction activities continue for the addition of incremental dock capacity at the partnership’s Galena Park marine terminal, which is expected to be fully operational by the end of 2018.
Significant construction progress continues on the partnership’s joint-venture marine terminal in Pasadena, Texas. The initial 1 million barrels of storage is substantially complete, and the facility is expected to begin service in January 2019 after the pipe connectivity and dock work are finished later this year. The additional 4 million barrels of storage under construction at Pasadena is expected to come online by January 2020, with substantially all steel already ordered from domestic mills.
Material has been received for the partnership’s East Houston-to-Hearne refined products pipeline, with pipeline construction expected to commence next month for a mid-2019 service date. Delivery of the steel ordered for the Delaware Basin crude oil pipeline is expected during fourth quarter, also with a mid-2019 targeted in-service date. Magellan continues to assess the potential optimization of the Delaware Basin project through a joint venture or undivided joint interest arrangement with a third party to best utilize this future asset.
In addition, Magellan continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Active discussions with potential customers continue to further develop the partnership’s joint-venture marine terminal in Pasadena and its Seabrook Logistics crude oil joint venture. Discussions also continue regarding new infrastructure investments in Texas for both crude oil and refined products service, including potential opportunities for additional pipeline, storage and export capabilities.

Financial guidance
As a result of continued strong financial performance to date and the partnership’s expectations for the remainder of the year, management is increasing its annual DCF guidance by $20 million to $1.1 billion for 2018, or more than 1.2 times the amount needed to pay projected cash distributions for 2018. Management remains committed to its stated goal of increasing annual cash distributions by approximately 8% for 2018.
Based on the continued favorable pricing differential between the Permian Basin and Houston that encourages spot shipments on the Longhorn and BridgeTex pipelines, current guidance assumes spot shipments occur on both pipelines through the remainder of 2018. As a result, volumes are now assumed to average 270,000 bpd on the Longhorn pipeline and 370,000 bpd on the BridgeTex pipeline for 2018.
All existing Longhorn customers have now either elected to extend their initial contracts under current terms for an additional two years, as allowed by the expiring agreements, or have executed new long-term contracts with lower incentive tariff rates and terms up to 10 years to be effective October 1, 2018. Magellan remains in active discussions with those shippers that have not yet executed long-term contracts and has a process currently underway through Aug. 15 for shippers to make commitments. Based on the lower rates offered for these longer-term contracts, average tariff rates on the Longhorn pipeline are expected to decline beginning in the fourth quarter of 2018. Once the current commitment process has been finalized, the partnership will be able to more accurately quantify the new average tariff rate.
Including actual results so far this year, net income per limited partner unit is estimated to be $4.10 for 2018, with third-quarter guidance of $1.00. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Looking further ahead, management continues to target annual DCF growth in the range of 5% to 8% for both 2019 and 2020. Management further intends to manage distribution growth consistent with its expectations for DCF growth for the foreseeable future while maintaining annual distribution coverage of 1.2 times, which correspondingly could result in annual distribution growth of 5% to 8% each year as well.

Earnings call details
An analyst call with management to discuss second-quarter financial results, outlook for the remainder of 2018 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (866) 548-4713 and provide code 5629960. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 8. To access the replay, dial (888) 203-1112 and provide code 5629960. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.

The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, target, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2018	2017	2018
Transportation and terminals revenue	$433,239	$472,248	$825,910	$904,185
Product sales revenue	182,004	166,797	427,624	408,389
Affiliate management fee revenue	4,197	5,046	7,980	10,296
Total revenue	619,440	644,091	1,261,514	1,322,870
Costs and expenses:
Operating	145,294	159,845	276,886	303,141
Cost of product sales	145,975	153,679	318,851	353,271
Depreciation and amortization	48,896	53,619	96,194	105,498
General and administrative	43,393	53,290	83,674	99,846
Total costs and expenses	383,558	420,433	775,605	861,756
Earnings of non-controlled entities	25,576	42,510	47,022	77,048
Operating profit	261,458	266,168	532,931	538,162
Interest expense	51,546	56,750	102,758	113,402
Interest capitalized	(3,183)	(5,608)	(7,380)	(10,255)
Interest income	(256)	(380)	(548)	(959)
Other (income) expense	2,043	(119)	3,213	8,605
Income before provision for income taxes	211,308	215,525	434,888	427,369
Provision for income taxes	908	1,116	1,752	2,050
Net income	$210,400	$214,409	$433,136	$425,319

Basic net income per limited partner unit	$0.92	$0.94	$1.90	$1.86

Diluted net income per limited partner unit	$0.92	$0.94	$1.90	$1.86

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,192	228,387	228,151	228,354

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,245	228,425	228,202	228,393

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2018	2017	2018
Refined products:
Transportation revenue per barrel shipped	$1.481	$1.503	$1.472	$1.485
Volume shipped (million barrels):
Gasoline	76.7	78.0	142.9	145.6
Distillates	40.7	44.1	78.6	87.1
Aviation fuel	7.6	6.9	13.5	13.2
Liquefied petroleum gases	4.6	4.9	5.7	6.0
Total volume shipped	129.6	133.9	240.7	251.9

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.380	$1.492	$1.456	$1.360
Volume shipped (million barrels)	47.3	49.9	88.6	105.6
Crude oil terminal average utilization (million barrels per month)	15.2	16.6	15.9	16.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	21.8	35.2	40.7	63.5
Saddlehorn - volume shipped (million barrels)(2)	3.7	6.0	7.7	11.8

Marine storage:
Marine terminal average utilization (million barrels per month)	23.9	22.6	24.0	22.6

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2018	2017	2018
Refined products:
Transportation and terminals revenue	$277,883	$291,064	$519,788	$551,458
Affiliate management fee revenue	353	352	682	649
Earnings (losses) of non-controlled entities	422	(97)	533	2,221
Less: Operating expenses	100,713	113,342	194,246	207,391
Transportation and terminals margin	177,945	177,977	326,757	346,937
Product sales revenue	161,723	150,934	401,893	383,708
Less: Cost of product sales	125,220	137,543	292,901	327,876
Product margin	36,503	13,391	108,992	55,832
Operating margin	$214,448	$191,368	$435,749	$402,769

Crude oil:
Transportation and terminals revenue	$108,455	$137,953	$213,508	$264,211
Affiliate management fee revenue	3,474	3,849	6,608	7,865
Earnings of non-controlled entities	24,494	41,851	45,144	73,459
Less: Operating expenses	31,410	31,177	58,828	64,768
Transportation and terminals margin	105,013	152,476	206,432	280,767
Product sales revenue	19,403	13,282	22,506	19,721
Less: Cost of product sales	18,607	13,761	21,184	20,811
Product margin	796	(479)	1,322	(1,090)
Operating margin	$105,809	$151,997	$207,754	$279,677

Marine storage:
Transportation and terminals revenue	$47,794	$44,146	$94,201	$90,346
Affiliate management fee revenue	370	845	690	1,782
Earnings of non-controlled entities	660	756	1,345	1,368
Less: Operating expenses	15,375	17,693	28,030	35,657
Transportation and terminals margin	33,449	28,054	68,206	57,839
Product sales revenue	878	2,581	3,225	4,960
Less: Cost of product sales	2,148	2,375	4,766	4,584
Product margin	(1,270)	206	(1,541)	376
Operating margin	$32,179	$28,260	$66,665	$58,215

Segment operating margin	$352,436	$371,625	$710,168	$740,661
Add: Allocated corporate depreciation costs	1,311	1,452	2,631	2,845
Total operating margin	353,747	373,077	712,799	743,506
Less:
Depreciation and amortization expense	48,896	53,619	96,194	105,498
General and administrative expense	43,393	53,290	83,674	99,846
Total operating profit	$261,458	$266,168	$532,931	$538,162

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2018
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$214,409	$0.94	$0.94
Unrealized derivative losses associated with future physical product sales(1)	24,732
Inventory valuation adjustments associated with future physical product transactions	1,729
Excluding commodity-related adjustments(2)	$240,870	$1.05	$1.05

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,387
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,425

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2018
	2017	2018	2017	2018	Guidance

Net income	$210,400	$214,409	$433,136	$425,319	$936,000
Interest expense, net	48,107	50,762	94,830	102,188	212,000
Depreciation and amortization	48,896	53,619	96,194	105,498	214,000
Equity-based incentive compensation(1)	6,570	10,047	(3,158)	7,394	23,000
Loss on sale and retirement of assets	1,870	2,589	5,331	4,586	10,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(2)	(5,955)	29,318	(7,312)	35,828
Derivative losses recognized in previous periods associated with product sales completed in the period(2)	(137)	(23,358)	(25,493)	(38,801)
Inventory valuation adjustments(3)	1,983	838	4,923	(260)
Total commodity-related adjustments	(4,109)	6,798	(27,882)	(3,233)	(35,000)
Cash distributions received from non-controlled entities in excess of earnings	10,725	397	10,884	17,613	36,000
Other(4)	1,450	—	2,900	3,644	4,000
Adjusted EBITDA	323,909	338,621	612,235	663,009	1,400,000
Interest expense, net, excluding debt issuance cost amortization	(47,279)	(49,928)	(93,176)	(100,514)	(210,000)
Maintenance capital(5)	(26,266)	(22,100)	(41,095)	(36,960)	(90,000)
Distributable cash flow	$250,364	$266,593	$477,964	$525,535	$1,100,000

(1)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The equity-based compensation adjustment for the six months ended June 30, 2017 and 2018 was $10.7 million and $16.7 million, respectively. However, the figures above include adjustments of $13.9 million and $9.3 million, respectively, for cash payments associated with the equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
Certain derivatives used by the partnership as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The partnership excludes the net impact of these hedges from its determination of DCF until the related products are physically sold. In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in its determination of DCF.

(3)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(4)
Other adjustments in 2018 include a $3.6 million one-time adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard. Other adjustments in 2017 include payments received from HollyFrontier Corporation in conjunction with the February 2016 Osage Pipe Line Company, LLC ("Osage") exchange transaction. These payments replaced distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.